Exhibit 99.1

News Release

Contact:

Ellen Ewart

Vice President, Investor and Media Relations

410-689-7632

eewart@foundationcoal.com

Foundation Coal Names New Chairman, Adds New Director

Linthicum Heights, Maryland, April 3, 2006 – Foundation Coal Holdings, Inc. (NYSE:FCL) today announced several changes to its board of directors, effective April 1, 2006.

William E. Macaulay, who served as chairman since 2004, resigned from the board. Succeeding him as chairman is Foundation president and chief executive officer, James F. Roberts. Roberts’ tenure as president and chief executive officer of Foundation and its predecessor company, RAG American Coal Holding, Inc. began in January 1999. Prior to that time, he was president of CoalARBED International Trading from 1981 to 1999, chief financial officer of Leckie Smokeless Coal Company from 1977 to 1981, and vice president of finance for Solar Fuel Company from 1974 to 1977. Roberts is a director of the National Mining Association, where he is also vice-chairman. In addition, he is a director of the Center for Energy and Economic Development and a member of the executive committee of the National Coal Council.

“I am honored to take on this new role at Foundation, and I look forward to maintaining the high standards of governance set by Bill Macaulay,” said Roberts. “Our company’s success to date and positive outlook for the future is owed in large part to the wise direction of Bill and our other board members.”

Also effective April 1, Joel Richards III was named lead independent director. Richards has been a member of the Foundation board since 2005 and was a member of the board of directors of the predecessor company from 2000 through 2003.

In addition, the board elected Thomas V. Shockley, III as a director. He will also serve on the board’s audit committee. Shockley retired from American Electric Power (AEP) in 2004, where he had served as vice chairman and chief operating officer. He served on the AEP board from 2000 through 2004. From 1990 until 2000 he held various executive positions at Central and Southwest Corporation (CSW) until CSW was acquired by AEP in 2000. He was chief executive officer of Central Power & Light Company (CPL), a CSW subsidiary, from 1987 to 1990. Prior to 1987 his experiences included senior level responsibilities at CPL and with several energy companies engaged in the marketing and transporting of natural gas and the production and marketing of coal.

“Tom’s addition to our board rounds out a solid and diverse group of energy-related professionals, with broad experience in coal, electricity, oil, and natural gas production; rail transportation; finance; human resources; and administration.” said Roberts. “As a former top executive with one of the nation’s leading electric generating companies, he brings valuable insight that will assist us in shaping our strategic plan as the needs of our customer base evolve.”

Foundation Coal Holdings, Inc., through its affiliates, is a major U.S. coal producer with 13 coal mines and related facilities in several states including Pennsylvania, West Virginia, Illinois, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 2,900 people and produces approximately 70 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company’s Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission, copies of which are available from the Company.

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